CODE OF BUSINESS ETHICS AND CONDUCT

                                       OF

                           ENIGMA SOFTWARE GROUP, INC.


                                 [LOGO OMITTED]


                              ADOPTED MARCH 8, 2005


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                                TABLE OF CONTENTS

I.   INTRODUCTION                                                              4

II.  COMPLIANCE IS EVERYONE'S BUSINESS                                         4

III. YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS                 5
        General Standards of Conduct
        Applicable Laws
        Conflicts of Interest
           Employment/Outside Employment                                       6
           Outside Directorships
           Business Interests
           Related Parties
           Other Situations                                                    7
        Corporate Opportunities
        Protecting the Company's Confidential Information
        Proprietary Information and Invention Agreement
           Disclosure of Company Confidential Information                      8
           Requests by Regulatory Authorities
           Company Spokespeople
        Obligations under Securities Laws-"Insider" Trading
        Prohibition against Short Selling of Company Stock                     9
        Use of Company's Assets
           General
           Physical Access Control                                            10
           Company Funds
           Computers and Other Equipment
           Software
           Electronic Usage                                                   11
        Maintaining and Managing Records
        Records on Legal Hold
        Payment Practices                                                     12
           Accounting Practices
           Political Contributions
           Prohibition of Inducements
        Foreign Corrupt Practices Act
        Export Controls                                                       13

IV.  RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS                      13
        Customer Relationships
        Payments or Gifts from Others
        Publications of Others                                                14
        Handling the Confidential Information of Others
           Appropriate Nondisclosure Agreements
           Need-to-Know
           Notes and Reports                                                  15
           Competitive Information
        Selecting Suppliers
        Government Relations
        Lobbying                                                              15


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                          TABLE OF CONTENTS (CONTINUED)

       Government Contracts                                                   16
       Free and Fair Competition
       Industrial Espionage                                                   17

V.   WAIVERS                                                                  17

VI.  DISCIPLINARY ACTIONS                                                     17

ADDENDUM A: NOTICE OF PUBLIC STATUS                                           18

ADDENDUM B: WRITTEN DISCLOSURE POLICY (BLACKOUT POLICY)                       19


ACKNOWLEDGMENT OF RECEIPT OF DOCUMENTS                                        27


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I. INTRODUCTION

This Code of Business Conduct and Ethics helps ensure compliance with legal requirements and our standards of business conduct. This Code of Business Conduct and Ethics applies to directors, officers and employees of the Company, and as appropriate based on the context of the services being provided to the Company and applicable law, this Code shall also apply to all contractors, consultants, representatives, advisors and agents of the Company as if they were employees of the Company. Therefore, all Company directors, officers and employees are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code of Business Conduct and Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department or Legal Department if you have any questions.

Nothing in this Code of Business Conduct and Ethics, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code of Business Conduct and Ethics is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

Please sign the acknowledgment form at the end of this Code of Business Conduct and Ethics and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with the Code of Business Conduct and Ethics.

The signed acknowledgment form will be located in your personnel file.

II. COMPLIANCE IS EVERYONE'S BUSINESS

Ethical business conduct is critical to our business. As a director, officer or employee, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.

Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations and report possible violations to the Human Resources Department or the Legal Department.

You must cooperate in any internal or external investigations of possible violations.

Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.


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Violations of law, this Code of Business Conduct and Ethics, or other Company policies or procedures should be reported to the Human Resources Department or the Legal Department.

Violations of law, this Code of Business Conduct and Ethics or other Company policies or procedures by Company directors, officers or employees can lead to disciplinary action up to and including termination.

In trying to determine whether any given action is appropriate, use the following test.
Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Legal Department.

III. YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS

A. GENERAL STANDARDS OF CONDUCT

The Company expects all directors, officers and employees to exercise good judgment to ensure the safety and welfare of our employees and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Directors, officers and employees who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination. You should review our employment handbook for more detailed information.

B. APPLICABLE LAWS

All Company directors, officers and employees must comply with all applicable laws, regulations, rules and regulatory orders. Company directors, officers and employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each directors, officer and employee must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Legal Department on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the director, officer and employee to individual criminal or civil liability, as well as to discipline by the Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

C. CONFLICTS OF INTEREST

Each of us has a responsibility to the Company, our stockholders and each other.

Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations.


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We should always strive to avoid even the appearance of impropriety.

What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.

Examples include:

(i) EMPLOYMENT/OUTSIDE EMPLOYMENT. In consideration of your appointment or employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any director, officer or employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor's position. Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions on this requirement, you should contact your supervisor or the Human Resources Department.

(ii) OUTSIDE DIRECTORSHIPS. It is a conflict of interest to serve as a director of any company that competes with the Company. Although you may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from the Company's Board of Directors before accepting a directorship. Any compensation you receive should be commensurate to your responsibilities.

Such approval may be conditioned upon the completion of specified actions.

(iii) BUSINESS INTERESTS. If you are considering investing in a Company customer, supplier or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company's decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

(iv) RELATED PARTIES. As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee.

If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company's Chief Financial Officer. If determined to be material to the Company by the Chief Financial Officer, the Company's Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Company's directors or executive officers, must be reviewed and approved in writing in advance by the Company's Board of Directors. The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, and SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.


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The Company discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant or transferee's acknowledged relationship is covered by this policy. The Human Resources Department shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

(v) OTHER SITUATIONS. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind you should consult the Legal Department.

D. CORPORATE OPPORTUNITIES

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company's Board of Directors and the Board of Directors declines to pursue such opportunity.

E. PROTECTING THE COMPANY'S CONFIDENTIAL INFORMATION

The Company's confidential information is a valuable asset. The Company's confidential information includes, without limitations, our database of customer contacts; details regarding our equipment procurement sources; names and lists of customers, suppliers and employees; and financial information. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every director, officer and employee must safeguard it.

THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE COMPANY'S PRODUCTS OR BUSINESS OVER THE INTERNET.

You are also responsible for properly labeling any and all documentation shared with or correspondence sent to the Company's Legal Department or outside counsel as "Attorney-Client Privileged". This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Company's policy on Maintaining and Managing Records set forth in this Code of Business Conduct and Ethics. This obligation extends to confidential information of third parties, which the Company has rightfully received under Non-Disclosure Agreements. See the Company's policy dealing with Handling Confidential Information of Others set forth in this Code of Business Conduct and Ethics.

(i) PROPRIETARY INFORMATION AND INVENTION AGREEMENT. When you joined the Company, you signed an agreement to protect and hold confidential the Company's proprietary information. This agreement remains in effect for as long as you


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work for the Company and after you leave the Company. Under this agreement, you may not disclose the Company's confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

(ii) DISCLOSURE OF COMPANY CONFIDENTIAL INFORMATION. To further the Company's business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then contact the Legal Department to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. The Company has standard nondisclosure agreements suitable for most disclosures. You must not sign a third party's nondisclosure agreement or accept changes to the Company's standard nondisclosure agreements without review and approval by the Company's Legal Department. In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by the Company's Legal Department prior to publication or use.

Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of his or her employment with the Company, must be reviewed and approved in writing in advance by the Company's Legal Department and must include the Company's standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

(iii) REQUESTS BY REGULATORY AUTHORITIES. The Company and its directors, officers and employees must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company's Legal Department. No financial information may be disclosed without the prior approval of the Chief Financial Officer.

(IV) COMPANY SPOKESPEOPLE. Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press and financial analysts should be referred to the Chief Financial Officer or Investor Relations Department. The Company has designated its CEO, CFO and Investor Relations Department as official Company spokespeople for financial matters. The Company has designated its Investor Relations Department as official Company spokespeople for marketing, technical and other such information. These designees are the only people who may communicate with the press on behalf of the Company.

F. OBLIGATIONS UNDER SECURITIES LAWS-"INSIDER" TRADING

Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors and employees of the Company may come into possession of significant, sensitive information. This information is the property of the Company -- you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.


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Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under U.S. securities laws. Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important both to you and the Company that insider-trading violations not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the Chief Financial Officer or the Legal Department if you are unsure as to whether or not you are free to trade.

The Company has imposed a trading blackout period on members of the Board of Directors, all officers and employees. These directors, executive officers and employees generally may not trade in Company securities during the blackout periods.

For more details, and to determine if you are restricted from trading during trading Blackout periods, you should review the Company's Written Disclosure Policy (the "Policy") attached hereto as Addendum B. You can request a copy of this policy from the Legal Department. You should take a few minutes to read the Policy carefully, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations. Directors, officers and employees of the Company who violate this Policy are also subject to disciplinary action by the Company, which may include termination of employment or of business relationship. All questions regarding the Company's Insider Trading Compliance Program should be directed to the Company's Chief Financial Officer or Legal Department.

G. PROHIBITION AGAINST SHORT SELLING OF COMPANY STOCK

No Company director, officer or other employee may, directly or indirectly, sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. No Company director, officer or other employee may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company's stock price. While securities law does not prohibit employees who are not executive officers or directors from engaging in short sales of Company securities, the Company has adopted as policy that employees may not do so.

H. USE OF COMPANY'S ASSETS

(i) GENERAL. Protecting the Company's assets is a key fiduciary responsibility of every director, officer and employee. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company directors, officers and employees are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft.


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Directors, officers and employees who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion. Company equipment and assets are to be used for Company business purposes only. Directors, officers and employees may not use Company assets for personal use, nor may they allow any other person to use Company assets. All questions regarding this policy should be brought to the attention of the Company's Human Resources Department.

(ii) PHYSICAL ACCESS CONTROL. The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

(iii) COMPANY FUNDS. Every Company director, officer or employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company director, officer and employee must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Company directors, officers and employees must not use Company funds for any personal purpose.

(iv) COMPUTERS AND OTHER EQUIPMENT. The Company strives to furnish directors, officers and employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and use it responsibly only for Company business purposes. If you use Company equipment at your home or off site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to directors, officers and employees to assist them to perform their jobs and to promote Company's interests, all such computers and electronic devices, whether used entirely or partially on the Company's premises or with the aid of the Company's equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

Directors, officers and employees should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its directors, officers and employees, at any time, either with or without a director's, officer's or employee's knowledge, consent or approval.

(v) SOFTWARE. All software used by directors, officers and employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you


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and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the director, officer and employee to disciplinary action, up to and including termination. The Company's IT Department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

(vi) ELECTRONIC USAGE. The purpose of this policy is to make certain that directors, officers and employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company's responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Company's products or business on the Internet without the prior written consent of the Company's Chief Financial Officer is prohibited. Any other form of electronic communication used by directors, officers or employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Directors, officers and employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems. You are expected to review, understand and follow such policies and procedures.

I. MAINTAINING AND MANAGING RECORDS

The purpose of this policy is to set forth and convey the Company's business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. Local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records require the Company. Civil and criminal penalties for failure to comply with such guidelines can be severe for directors, officers and employees and the Company, and failure to comply with such guidelines may subject the director, officer and employee to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion. All original executed documents that evidence contractual commitments or other obligations of the Company must be forwarded to the Legal Department promptly upon completion. Such documents will be maintained and retained in accordance with the Company's record retention policies

J. RECORDS ON LEGAL HOLD.

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company's Legal Department determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company director, officer and employee must comply with this policy. Failure to comply with this policy may subject the director, officer and employee to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.

The Company's Legal Department will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company's Legal Department.


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RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST
NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.

A legal hold remains effective until it is officially released in writing by the Company's Legal Department.

If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Company's Legal Department. If you have any questions about this policy you should contact the Company's Legal Department.

K. PAYMENT PRACTICES

(i) ACCOUNTING PRACTICES. The Company's responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Company's books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law.

Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii) POLITICAL CONTRIBUTIONS. The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company's policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company's funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Company's General Counsel and, if required, the Board of Directors.

(iii) PROHIBITION OF INDUCEMENTS. Under no circumstances may directors, officers or employees, offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to Human Resources or the Legal Department.

L. FOREIGN CORRUPT PRACTICES ACT.

The Company requires full compliance with the Foreign Corrupt Practices Act
(FCPA) by all of its directors, officers and employees.

The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.


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All Company directors, officers and employees whether located in the United
States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.

All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company. FCPA compliance includes the Company's policy on Maintaining and Managing Records in this Code of Business Conduct and Ethics.

Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the Company's General Counsel.

M. EXPORT CONTROLS

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. The Legal Department can provide you with guidance on which countries are prohibited destinations for Company products or whether a proposed technical presentation to foreign nationals may require a U.S. Government license.

IV. RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

A. CUSTOMER RELATIONSHIPS

If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Company employees must act to preserve and enhance our reputation.

B. PAYMENTS OR GIFTS FROM OTHERS

Under no circumstances may directors, officers or employees accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources or the Legal Department.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company's books and records.

C. PUBLICATIONS OF OTHERS

The Company subscribes to many publications that help directors, officers and employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the Legal Department.

D. HANDLING THE CONFIDENTIAL INFORMATION OF OTHERS

The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Company's policy on Maintaining and Managing Records in this Code of Business Conduct and Ethics.

(i) APPROPRIATE NONDISCLOSURE AGREEMENTS. Confidential information may take many forms. An oral presentation about a company's product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A demo of an alpha version of a company's new software may contain information protected by trade secret and copyright laws.

You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.

THE LEGAL DEPARTMENT CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION, AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY.

Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.

(ii) NEED-TO-KNOW. Once a third party's confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every director, officer and employee involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the Legal Department.

(iii) NOTES AND REPORTS. When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the Legal Department for safekeeping or destruction. They should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those the Company employees with a need to know.

(iv) COMPETITIVE INFORMATION. You should never attempt to obtain a competitor's confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

E. SELECTING SUPPLIERS

The Company's suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company's policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company's policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any Company director, officer or employee attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier's performance should never be discussed with anyone outside the Company. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales.

F. GOVERNMENT RELATIONS

It is the Company's policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations.

If you have any questions concerning government relations you should contact the Company's Legal Department.

G. LOBBYING

Directors, officers or employees whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the Company's Legal Department. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

H. GOVERNMENT CONTRACTS

It is the Company's policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments.

The Company's Legal Department must review and approve all contracts with any government entity.

I. FREE AND FAIR COMPETITION

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.

These laws often regulate the Company's relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Employees of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

No director, officer, employee shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the Company's Legal Department must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required.

Collusion among competitors is illegal, and the consequences of a violation are severe. Although the spirit of these laws, known as "antitrust," "competition," or "consumer protection" or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each of us should have a basic knowledge of them and should involve our Legal Department early on when questionable situations arise.

J. INDUSTRIAL ESPIONAGE

It is the Company's policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company's reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company directors, officers and employees may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

V. WAIVERS

Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company's Board of Directors or an executive officer must be approved in writing by the Company's Board of Directors and promptly disclosed. Any waiver of any provision of this Code of Business Conduct and Ethics with respect any other employee must be approved in writing by the Company's Legal Department.

VI. DISCIPLINARY ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. We expect all of our directors, officers and employees to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any director, officer or employee whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

ADDENDUM A TO CODE OF BUSINESS ETHICS AND CONDUCT
-------------------------------------------------

NOTICE OF PUBLIC STATUS

On February 16, 2005, Enigma Software Group Inc. was acquired by Maxi Group Inc. ("Maxi"), a publicly-traded entity. As a result, all employees are subject to increased obligations with regard to the maintenance of confidential information of the Enigma and Maxi and the obligation not to disclose non-public information regarding confidential business information. Under Federal Securities Law anyone who obtains information may not trade securities of the company or disclose any confidential information to third parties. Violation of this policy will result in termination of Employment and may result in criminal and/or civil liability. If anyone has questions contact Richard M. Scarlata 212.785.3985 Ext. 33.

ADDENDUM B TO CODE OF BUSINESS ETHICS AND CONDUCT
-------------------------------------------------

WRITTEN DISCLOSURE POLICY (BLACKOUT POLICY)
-------------------------------------------

OBJECTIVE AND SCOPE

The objective of this disclosure policy is to ensure that communications to the investing public about the Company are:

o    Timely, factual and accurate; and

o Broadly disseminated in accordance with all applicable legal and regulatory requirements.

This disclosure policy confirms in writing our disclosure policies and practices. Its goal is to raise awareness of the Company's approach to disclosure among the board of directors, senior management and employees.

This disclosure policy extends to all employees of the Company, its board of directors and those authorized to speak on its behalf. It covers disclosures in documents filed with the securities regulators and written statements made in the Company's annual and quarterly reports, news releases, letters to shareholders, presentations by senior management and information contained on the Company's Web site and other electronic communications. It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

DISCLOSURE POLICY COMMITTEE

The Board of Directors has established a disclosure policy committee ("Committee") responsible for overseeing the Company's disclosure practices. The Committee consists of the executive chairman (CH) chief executive officer (CEO), and the chief financial officer (CFO), with consultation with counsel as appropriate.

The Committee will set benchmarks for a preliminary assessment of materiality and will determine when developments justify public disclosure. The Committee will meet as conditions dictate and the secretary will maintain minutes of meetings.

IT IS ESSENTIAL THAT THE COMMITTEE BE KEPT FULLY APPRISED OF ALL PENDING MATERIAL COMPANY DEVELOPMENTS IN ORDER TO EVALUATE AND DISCUSS THOSE EVENTS AND TO DETERMINE THE APPROPRIATENESS AND TIMING FOR PUBLIC RELEASE OF INFORMATION.

If it is deemed that the information should remain confidential, the Committee will determine how that inside information will be controlled.

The Committee will review and update, if necessary, this disclosure policy on an annual basis or as needed to ensure compliance with changing regulatory requirements. The Committee will report to the Board of Directors on a quarterly basis.

PRINCIPLES OF DISCLOSURE OF MATERIAL INFORMATION

Material information is any information relating to the business and affairs of the Company that results in, or would reasonably be expected to result in, a significant change in the market price or value of the Company's securities or that would reasonably be expected to have a significant influence on a reasonable investor's investment decisions.

In complying with the requirement to disclose forthwith all material information under applicable laws and stock exchange rules, the Company will adhere to the following basic disclosure principles:

     1. Material information will be publicly disclosed immediately via news release and, at the Committee's discretion, via a Form 8-K filing with the SEC.

     2. In certain circumstances, the Committee may determine that such disclosure would be unduly detrimental to the Company (for example if release of the information would prejudice negotiations in a corporate transaction), in which case the information will be kept confidential until the Committee determines it is appropriate to publicly disclose. In such circumstances, the Committee will cause a confidential material change report to be filed with the applicable securities regulators, and will periodically (at least every 10 days) review its decision to keep the information confidential (also see 'Rumors').

     3. Disclosure must include any information the omission of which would make the rest of the disclosure misleading (half truths are misleading).

     4. Unfavorable material information must be disclosed as promptly and completely as favorable information.

     5. No selective disclosure. Previously undisclosed material information must not be disclosed to selected individuals (for example, in an interview with an analyst or in a telephone conversation with an investor). If previously undisclosed material information has been inadvertently disclosed to an analyst or any other person not bound by an express confidentiality obligation, such information must be broadly disclosed immediately via news release.

     6. Disclosure on the Company's Web site alone does not constitute adequate disclosure of material information.

     7. Disclosure must be corrected immediately if the Company subsequently learns that earlier disclosure by the Company contained a material error at the time it was given.

TRADING RESTRICTIONS AND BLACKOUT PERIODS

It is illegal for anyone to purchase or sell securities of any public company with knowledge of material information affecting that company that has not been publicly disclosed. Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information. Therefore, insiders and employees with knowledge of confidential or material information about the Company or counter-parties in negotiations of material potential transactions are prohibited from trading shares in the Company or any counter-party until the information has been fully disclosed and a reasonable period of time has passed for the information to be widely disseminated.

Trading blackout periods will apply to all employees regardless of their access to material undisclosed information during periods when financial statements are being prepared, but results have not yet been publicly disclosed. The blackout period commences on the first day of the month following the end of a quarter and ends on the second day following the issuance of a news release disclosing quarterly results.

Blackout periods may be prescribed from time to time by the Committee as a result of special circumstances relating to the Company pursuant to which insiders of the Company would be precluded from trading in securities of the Company. All parties with knowledge of such special circumstances should be covered by the blackout. Such parties may include external advisors such as legal counsel, investment bankers and counter-parties in negotiations of material potential transactions.

MAINTAINING CONFIDENTIALITY

Any employee privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information and such persons will be advised that the information is to be kept confidential.

Communication by e-mail leaves a physical track of its passage that may be subject to later decryption attempts. All confidential information being transmitted over the Internet must be secured by the strongest encryption and validation methods available. Where possible, employees should avoid using e-mail to transmit confidential information.

Outside parties privy to undisclosed material information concerning the Company will be told that they must not divulge such information to anyone else, other than in the necessary course of business and that they may not trade in the Company's securities until the information is publicly disclosed. Such outside parties will confirm their commitment to non-disclosure in the form of a written confidentiality agreement.

In order to prevent the misuse or inadvertent disclosure of material information, the procedures set forth below should be observed at all times:

     1. Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who "need to know" that information in the necessary course of business and code names should be used if necessary.

     2. Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

     3. Confidential matters should not be discussed on wireless telephones or other wireless devices.

     4. Confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them.

     5. Employees must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office.

     6. Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

     7. Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

     8. Access to confidential electronic data should be restricted through the use of passwords.

DESIGNATED SPOKESPERSONS

The Company designates a limited number of spokespersons responsible for communication with the investment community, regulators or the media. The CEO and the CFO shall be the official spokespersons for the Company.

Individuals holding these offices may, from time to time, designate others within the Company to speak on behalf of the Company as back-ups or to respond to specific inquiries.

Employees who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community, the media or others, unless specifically asked to do so by an authorized spokesperson. ALL SUCH INQUIRIES SHALL BE REFERRED TO THE CFO.

NEWS RELEASES

Once the Committee determines that a development is material, it will authorize the issuance of a news release and, at the Committee's discretion, a Form 8-K filing with the SEC, unless the Committee determines that such developments must remain confidential for the time being, appropriate confidential filings are made and control of that inside information is instituted. Should a material statement inadvertently be made in a selective forum, the Company will immediately issue a news release and, at the Committee's discretion, a Form 8-K filing with the SEC in order to fully disclose that information.

IF THE STOCK EXCHANGE(S) UPON WHICH SHARES OF THE COMPANY ARE LISTED IS OPEN FOR TRADING AT THE TIME OF A PROPOSED ANNOUNCEMENT, PRIOR NOTICE OF A NEWS RELEASE ANNOUNCING MATERIAL INFORMATION MUST BE PROVIDED TO THE MARKET SURVEILLANCE DEPARTMENT TO ENABLE A TRADING HALT, IF DEEMED NECESSARY BY THE STOCK EXCHANGE(S). IF A NEWS RELEASE ANNOUNCING MATERIAL INFORMATION IS ISSUED OUTSIDE OF TRADING HOURS, MARKET SURVEILLANCE MUST BE NOTIFIED BEFORE THE MARKET OPENS.

Annual and interim financial results will be publicly released immediately following board approval of the financial statements.

News releases will be disseminated through an approved news wire service that provides simultaneous national and/or international distribution. News releases will be transmitted to all stock exchange members, relevant regulatory bodies, major business wires, national financial media and the local media in areas where the Company has its headquarters and operations.
News releases will be posted on the Company's Web site immediately after release over the news wire. The news release page of the Web site shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent news releases.

CONFERENCE CALLS

At the discretion of the Board of Directors, conference calls may be held for quarterly earnings and major corporate developments, whereby discussion of key aspects is accessible simultaneously to all interested parties, some as participants by telephone and others in a listen-only mode by telephone or via a webcast over the Internet. The call will be preceded by a news release containing all relevant material information. At the beginning of the call, a Company spokesperson will provide appropriate cautionary language with respect to any forward-looking information and direct participants to publicly available documents containing the assumptions, sensitivities and a full discussion of the risks and uncertainties.

The Company will provide advance notice of the conference call and webcast by issuing a news release announcing the date and time and providing information on how interested parties may access the call and webcast. In addition, the Company may send invitations to analysts, institutional investors, the media and others invited to participate. Any non-material supplemental information provided to participants will also be posted to the Web site for others to view. A tape recording of the conference call and/or an archived audio webcast on the Internet will be made available following the call for a minimum of 30 days, for anyone interested in listening to a replay.

The Committee will hold a debriefing meeting immediately after the conference call and if such debriefing uncovers selective disclosure of previously undisclosed material information, the Company will immediately disclose such information broadly via news release and, at the Committee's discretion, a Form 8-K filing with the SEC.

RUMORS

The Company does not comment, affirmatively or negatively, on rumors. This also applies to rumors on the Internet. The Company's spokespersons will respond consistently to those rumors, saying, "It is our policy not to comment on market rumors or speculation." Should the stock exchange request that the Company make a definitive statement in response to a market rumor that is causing significant volatility in the stock, the Committee will consider the matter and decide whether to make a policy exception. If the rumor is true in whole or in part, the Company will immediately issue a news release and, at the Committee's discretion, a Form 8-K filing with the SEC disclosing the relevant material information.

CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA

Disclosure in individual or group meetings does not constitute adequate disclosure of information that is considered material non-public information. If the Company intends to announce material information at an analyst or shareholder meeting or a press conference or conference call, the announcement must be preceded by a news release.

The Company recognizes that meetings with analysts and significant investors are an important element of the Company's investor relations program. The Company will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this disclosure policy.

The Company will provide only non-material information through individual and group meetings, in addition to regular publicly disclosed information, recognizing that an analyst or investor may construct this information into a mosaic that could result in material information. The Company cannot alter the materiality of information by breaking down the information into smaller, non-material components.

The Company will maintain a `frequently asked questions' section on its Web site and will provide the same sort of detailed, non-material information to individual investors or reporters that it has provided to analysts and institutional investors.

Spokespersons will keep notes of telephone conversations with analysts and investors and where practicable more than one Company representative will be present at all individual and group meetings. A debriefing will be held after such meetings and if such debriefing uncovers selective disclosure of previously undisclosed material information, the Company will immediately disclose such information broadly via news release and, at the Committee's discretion, a Form 8-K filing with the SEC.

REVIEWING ANALYST DRAFT REPORTS AND MODELS

It is the Company's policy to review, upon request, analysts' draft research reports or models. The Company will review the report or model for the purpose of pointing out errors in fact based on publicly disclosed information. It is the Company's policy, when an analyst inquires with respect to his/her estimates, to question an analyst's assumptions if the estimate is a significant outlier among the range of estimates and/or the Company's published earnings guidance. The Company will limit its comments in responding to such inquiries to non-material information. The Company will not confirm, or attempt to influence, an analyst's opinions or conclusions and will not express comfort with the analyst's model and earnings estimates.

In order to avoid appearing to "endorse" an analyst's report or model, the Company will provide its comments orally or will attach a disclaimer to written comments to indicate the report was reviewed only for factual accuracy.

DISTRIBUTING ANALYST REPORTS

Analyst reports are proprietary products of the analyst's firm. The analyst's firm may view re-circulating a report by an analyst as an endorsement. For these reasons, the Company will not provide analyst reports through any means to persons outside of the Company or to employees of the Company, including posting such information on its Web site. The Company may post on its Web site a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on the Company. If provided, such list will not include links to the analysts' or any other third party Web sites or publications.

FORWARD-LOOKING INFORMATION

Should the Company elect to disclose forward-looking information (FLI) in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed.

     1. The information, if deemed material, will be broadly disseminated via news release, in accordance with this disclosure policy.

     2.   The information will be clearly identified as forward looking.

     3. The Company will identify all material assumptions used in the preparation of the forward-looking information.

     4. The information will be accompanied by a statement that identifies, in very specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement, including a sensitivity analysis to indicate the extent to which different business conditions from the underlying assumptions may affect the actual outcome.

     5. The information will be accompanied by a statement that disclaims the Company's intention or obligation to update or revise the FLI, whether as a result of new information, future events or otherwise. Notwithstanding this disclaimer, should subsequent events prove past statements about current trends to be materially off target, the Company may choose to issue a news release explaining the reasons for the difference. In this case, the Company will update its guidance on the anticipated impact on revenue and earnings (or other key metrics).

MANAGING EXPECTATIONS

The Company will try to ensure, through its regular public dissemination of quantitative and qualitative information, that analysts' estimates are in line with the Company's own expectations. The Company will not confirm, or attempt to influence, an analyst's opinions or conclusions and will not express comfort with analysts' models and earnings estimates.

If the Company has determined that it will be reporting results materially below or above publicly held expectations, at the discretion of the board of directors, it will disclose this information in a news release and, at the Committee's discretion, a Form 8-K filing with the SEC in order to enable discussion without risk of selective disclosure.

QUIET PERIODS

In order to avoid the potential for selective disclosure or even the perception or appearance of selective disclosure, the Company will observe a quiet period which commences on the first day of the month following the end of a quarter and ends with the issuance of a news release disclosing quarterly results. During this quiet period, the Company will not initiate or participate in any meetings or telephone contacts with analysts and investors and no earnings guidance will be provided to anyone, other than responding to unsolicited inquiries concerning factual matters.

DISCLOSURE RECORD

The Committee will maintain a five year file containing all public information about the Company, including continuous disclosure documents, news releases, analysts' reports, transcripts or tape recordings of conference calls, debriefing notes, notes from meetings and telephone conversations with analysts and investors, and newspaper articles.

RESPONSIBILITY FOR ELECTRONIC COMMUNICATIONS

This disclosure policy also applies to electronic communications. Accordingly, officers and personnel responsible for written and oral public disclosures shall also be responsible for electronic communications.

The Committee is responsible for updating the investor relations section of the Company's Web site and is responsible for monitoring all Company information placed on the Web site to ensure that it is accurate, complete, up-to-date and in compliance with relevant securities laws.

The Committee must approve all links from the Company Web site to a third party Web site. Any such links will include a notice that advises the reader that he or she is leaving the Company's Web site and that the Company is not responsible for the contents of the other site.

Investor relations material shall be contained within a separate section of the Company's Web site and shall include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superceded by subsequent disclosures. All data posted to the Web site, including text and audiovisual material, shall show the date such material was issued. Any material changes in information must be updated immediately. The Committee will maintain a log indicating the date that material information is posted and/or removed from the investor relations Web site. The minimum retention period for material corporate information on the Web site shall be two years.

Disclosure on the Company's Web site alone does not constitute adequate disclosure of information that is considered material non-public information. Any disclosures of material information on its Web site will be preceded by the issuance of a news release and, at the Committee's discretion, a Form 8-K filing with the SEC.

The Committee shall also be responsible for responses to electronic inquiries. Only public information or information which could otherwise be disclosed in accordance with this disclosure policy shall be utilized in responding to electronic inquiries.

In order to ensure that no material undisclosed information is inadvertently disclosed, employees are prohibited from participating in Internet chat rooms or newsgroup discussions on matters pertaining to the Company's activities or its securities. Employees who encounter a discussion pertaining to the Company should advise the Committee immediately, so the discussion may be monitored.

COMMUNICATION AND ENFORCEMENT

This disclosure policy extends to all employees of the Company, its board of directors and authorized spokespersons. New directors, officers and employees will be provided with a copy of this disclosure policy and will be educated about its importance. This disclosure policy will be circulated to all employees on an annual basis and whenever changes are made.

Any employee who violates this disclosure policy may face disciplinary action up to and including termination of his or her employment with the Company without notice. The violation of this disclosure policy may also violate certain securities laws.

If it appears that an employee may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.


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


ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company's Code of Business Conduct and Ethics, including all attachments thereto. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Business Conduct and Ethics.

If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager, the Human Resources Department or the Legal Department, knowing that my questions or reports to these sources will be maintained in confidence. I acknowledge that I may report violations of the Code of Business Conduct and Ethics to the Human Resources Department.



------------------------------------
Director, Officer or Employee Name

Date

Please sign and return this form to the Human Resources Department.


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